Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63101) pertaining to the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan of our reports dated February 20, 2008, with respect to the consolidated financial statements of FirstMerit Corporation, and the effectiveness of internal control over financial reporting of FirstMerit Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Akron, Ohio
February 20, 2008